UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Genelabs Technologies, Inc.

(Name of Registrant as Specified in its Charter)

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April 25, 2008

To our Shareholders:

You are cordially invited to attend the 2008 annual meeting of shareholders of Genelabs Technologies, Inc. The meeting will be held at Genelabs Technologies’ principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063 on Friday, June 13, 2008, at 10:00 a.m. Pacific Daylight Time.

At the meeting, you will be asked to elect five members to the Board of Directors and to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008. These matters are described more fully in the proxy statement attached hereto and made a part hereof.

I would like to thank you for your support as a Genelabs Technologies shareholder and urge you to please complete, date, sign and return the enclosed proxy as soon as possible. We look forward to seeing you at the meeting.

 Sincerely,

 IRENE A. CHOW, Ph.D.
 Executive Chairman of the Board

GENELABS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE: FRIDAY, JUNE 13, 2008
TIME: 10:00 A.M. P.D.T.

PLACE:	505 PENOBSCOT DRIVE
REDWOOD CITY, CALIFORNIA 94063

NOTICE IS HEREBY GIVEN that the 2008 annual meeting of the shareholders of Genelabs Technologies, Inc., a California corporation, referred to as Genelabs or the Company, will be held at the place and time indicated above for the following purposes:

1. ELECTION OF DIRECTORS.  To elect five members to the Board of Directors, each to serve until the next annual meeting of shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal;

2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. OTHER BUSINESS.  To transact other business that may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement that is attached and made a part hereof. The Board of Directors has fixed the close of business on Friday, April 18, 2008 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the annual meeting in person, you are urged to please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

HEATHER CRISS KELLER
Secretary

Redwood City, California
April 25, 2008

2008 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

GENELABS TECHNOLOGIES, INC.
505 Penobscot Drive
Redwood City, California 94063

PROXY STATEMENT

This Proxy Statement contains information relating to the Annual Meeting of Shareholders of Genelabs Technologies, Inc., a California corporation (the “Company”, “Genelabs”, “we or “us”), to be held on June 13, 2008, beginning at 10:00 a.m. Pacific Daylight Time, at Genelabs’ principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063, and at any adjournment of the Annual Meeting. The Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about May 3, 2008. Shareholders who held shares of Genelabs stock at the close of business on Friday, April 18, 2008 may obtain directions to the Annual Meeting so that they may attend and vote in person by calling the Company’s main number at (650) 369-9500 or via the internet at the Company’s website under “Contact Us” at http://www.genelabs.com/companyInfo/directions.html.

The proxy materials, consisting of this Proxy Statement and the accompanying proxy card, along with a copy of Genelabs’ Annual Report to the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2007 and a copy of Genelabs’ 2007 Annual Report to Shareholders, are first being mailed to shareholders on or about May 3, 2008. Full copies of the Company’s Proxy Statement and Annual Report on Form 10-K, each as filed with the SEC, are available via the internet at the Company’s website under “SEC filings” at http://www.genelabs.com/ir/SECFilings.html.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the following proposals:

•	the election of five members to the Board of Directors, each to serve until the next annual meeting of shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal; and

•	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

In addition, our management will report on our performance during fiscal 2007 and respond to questions from shareholders.

What shares can I vote?

All shares of our common stock owned by you as of the close of business on the record date, April 18, 2008, may be voted by you. These shares include (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Each share of common stock owned by you generally entitles you to cast one vote on each matter to be voted upon. In electing directors, however, each shareholder has cumulative voting rights and therefore is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The shareholder may cast these votes all for a single candidate or may distribute the votes among some or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the annual meeting prior to the voting of an intention to cumulate votes. In this event, the proxy holder may allocate the votes represented by proxies among the Board of Directors’ nominees in the proxy holder’s sole discretion.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Who is the shareholder of record?

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

Who is the beneficial owner?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the shareholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SHARES HELD BENEFICIALLY IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee.

You may vote by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the Annual Meeting by filing with our Corporate Secretary at 505 Penobscot Drive, Redwood City, California 94063 a notice of revocation or by submitting a duly executed proxy bearing a later date or it may be revoked by attending the meeting and voting in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank or nominee.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the Annual Meeting to conduct its business. At the close of business on the record date, 43,256,000 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of a quorum.

What are the Board of Directors’ recommendations?

Unless you give other instructions via your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The Board of Directors’ recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

•	“FOR” the election of each of our nominees to the Board of Directors; and

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

For the election of directors, the director nominees who receive the greatest number of votes at the Annual Meeting (up to the number of directors to be elected) will be elected. The ratification of selection of our independent registered public accounting firm will require the affirmative vote of a majority of shares represented and voting on that proposal. Abstentions and broker non-votes, if any, will be disregarded and will not affect the outcome of either vote.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

Who will count the votes?

A representative of our transfer agent, Mellon Investor Services LLC, will tabulate the votes and act as the inspector of election and will be present at the Annual Meeting.

Who will bear the cost of this solicitation?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

May I propose actions for consideration at next year’s annual meeting of shareholders?

For a shareholder’s proposal to be included in our Proxy Statement for the 2009 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by our Corporate Secretary at 505 Penobscot Drive, Redwood City, California 94063 not later than January 3, 2009. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, our bylaws require that such proposals must be submitted to our Corporate Secretary not later than April 14, 2009 and not earlier than March 15, 2009, unless the Annual Meeting is called for on a date earlier than May 14, 2009 or later than July 13, 2009, in which case any such proposal must be received not earlier than the 90th day prior to the annual meeting or later than the 60th day prior to the annual meeting, or in the event public announcement of the annual meeting is made less than 70 days prior to the annual meeting, any such proposal must be made no later than the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Genelabs’ bylaws state that the number of directors is not to be less than five or more than nine. The number of directors on the board is currently fixed at five. At the Annual Meeting, the shareholders will be asked to elect five directors, each of whom will serve until the next annual meeting of shareholders or until a successor has been elected and qualified or until the director’s earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the five nominees unless the proxy is marked to withhold authority to do so. If any nominee is unable to serve for any reason or will not serve for good cause, the proxies may be voted for such substitute nominee as the Board of Directors may determine. The Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

The names of the nominees, their ages as of April 1, 2008, and certain other information about each of them are set forth below:

Name	Age	Position

Leslie J. Browne, Ph.D(2)(3)	58	Director
Irene A. Chow, Ph.D.	69	Executive Chairman of the Board of Directors
H. H. Haight(1)(2)	74	Director
Alan Y. Kwan(1)(3)	62	Director
Matthew J. Pfeffer(1)(2)	50	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating Committee.

Dr. Browne, Dr. Chow, Mr. Haight, Mr. Kwan, and Mr. Pfeffer were each elected to be a director at Genelabs’ 2007 annual meeting of shareholders held on June 15, 2007.

Our Board of Directors has determined that each of Dr. Browne, Mr. Haight, Mr. Kwan and Mr. Pfeffer meet the independence requirements of the Nasdaq listing standards.

There are no family relationships among any of Genelabs’ directors or executive officers.

Leslie J. Browne, Ph.D., has been a director of Genelabs since April 2007. Dr. Browne has served as a director of the New Jersey Technology Council since 2005 and as Chairman since January 2007. From August 2004 to April 2008, Dr. Browne served as a member of the Board of Directors and as President and Chief Executive Officer of Pharmacopeia, Inc. Prior to joining Pharmacopeia, Dr. Browne was the Chief Operating Officer at Iconix

Pharmaceuticals, Inc., a chemogenomics company, from October 2001 to August 2004. From 2000 to 2001, Dr. Browne was Chief Operating Officer of Genetrace Inc. Before that, Dr. Browne spent over a decade at Berlex/Schering AG, in several positions rising to Corporate Vice President, Berlex Laboratories, Inc. and President of Schering Berlin Venture Corporation. Before Berlex, Dr. Browne was employed by Ciba-Geigy Corporation, where he discovered Fadrozole, the first marketed non-steroidal aromatase inhibitor for the treatment of estrogen-dependent breast cancer. Dr. Browne also managed cardiovascular research at Ciba-Geigy Ltd., in Basel, Switzerland, where one of the group’s achievements was the discovery of Diovan®, the second angiotensin II antagonist ever to be marketed. Dr. Browne received his B.Sc. at Strathclyde University, in Glasgow, Scotland. After receiving his Ph.D. in Chemistry from the University of Michigan, Dr. Browne was a National Institutes of Health postdoctoral fellow at Harvard University with the Nobel laureate Professor R. B. Woodward.

Irene A. Chow, Ph.D., has been Chairman of the Board since April 1999 and Executive Chairman since January 2007. Dr. Chow and Frederick W. Driscoll, Chief Financial Officer, assumed leadership responsibilities of the Company following the resignation of James A.D. Smith as Chief Executive Officer and President on January 29, 2008. They are anticipated, though not obligated, to maintain such responsibilities until a successor to Mr. Smith is appointed. Dr. Chow was Chief Executive Officer from January 2001 to March 2004. From 1995 through March 1999 she was President and Chief Executive Officer. Dr. Chow served as a director of the board of Genovate Biotechnology Co., Ltd. (formerly Genelabs Biotechnology Co., Ltd.) throughout 2006, but resigned in January 2007. Until June 2005, Dr. Chow served as chairman of the Genovate board. Before joining Genelabs, Dr. Chow held several positions at Ciba-Geigy Corporation, including Senior Vice President of Drug Development for the pharmaceuticals division. Prior to joining Ciba-Geigy, Dr. Chow served as an associate professor and assistant dean of Health Related Professions at Downstate Medical School, State University of New York. Dr. Chow received her B.A. degree in Literature from National Taiwan University, and both an M.A. and a Ph.D. in Biostatistics from the University of California, Berkeley.

H. H. Haight has been a director of Genelabs since May 1989. Since 1997, Mr. Haight has been President and Chief Executive Officer of Argo Global Capital, Inc., a venture capital firm, where he specializes in high-technology industries. Before joining Argo, Mr. Haight was a Managing Director of Advent International Corporation, an advisor and manager of international venture capital funds, where he was closely involved in Advent’s Far East activities and responsible for Advent’s Far East Group and Advent Canada. Mr. Haight received his B.S. in Forestry from the University of California, Berkeley and his M.B.A. from Harvard University.

Alan Y. Kwan has been a director of Genelabs since January 1999. Since 1994, Mr. Kwan has been an attorney at Kwan & Associates PC, based in Houston, Texas, where he maintains a general legal practice with an emphasis in business transactions and asset management. Since 1990, he also has been President of Texas Pacific Properties, Inc., a real estate investment and management firm. Previously, Mr. Kwan was active in real estate development and general management for several Hong Kong-based international companies including the Chinachem Group, Swire Properties, Ltd. and Tai Cheung Properties, Ltd. Mr. Kwan previously was also a director of the Hong Kong operation of China International Trust & Investment Corp. Mr. Kwan received his B.A. from the University of Hong Kong and his J.D. from the South Texas College of Law.

Matthew J. Pfeffer has been a director of Genelabs since April 2007. Since late April 2008, Mr. Pfeffer has served as the Corporate Vice President and Chief Financial Officer of Mannkind Corporation. From March 2006 to early April 2008, Mr. Pfeffer served as the Chief Financial Officer, Secretary and Senior Vice President of Finance and Administration of VaxGen, Inc. From June 2005 until March 2006, Mr. Pfeffer served as a consultant to Cell Genesys, Inc., a biotechnology company. Prior to this consultancy, from 1998 to 2005, Mr. Pfeffer served as Chief Financial Officer of Cell Genesys, and from 1996 until 1998, he served as Director of Finance of Cell Genesys. From 1989 to 1996, Mr. Pfeffer held a variety of positions at Diasonics Ultrasound, Inc., including Corporate Controller. From 1987 to 1989, he was in the finance department at ComputerLand Corporation, and from 1981 to 1987, Mr. Pfeffer was in the audit and consulting groups at Price Waterhouse, the predecessor to PriceWaterhouseCoopers, where he obtained his CPA certificate. Mr. Pfeffer received his B.A. in Economics from the University of California, Berkeley.

Vote Required

For the election of directors, the director nominees who receive the greatest number of votes at the Annual Meeting (up to the number of directors to be elected) will be elected. Abstentions and broker non-votes, if any, will not affect the outcome of the vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE ELECTION OF ALL DIRECTORS NOMINATED.

PROPOSAL NO. 2

RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to perform the audit of Genelabs’ consolidated financial statements for the fiscal year ending December 31, 2008, and the shareholders are being asked to ratify such selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board of Directors will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Genelabs and its shareholders.

The Audit Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining their independence, and has determined that it is.

Audit Fees and Pre-Approval Policies

The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for fiscal 2007 and fiscal 2006 and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP for fiscal 2007 and fiscal 2006.

	2007	2006

Audit Fees	$395,700	$285,000
Audit Related Fees	—	—
Tax Fees	40,544	28,050
All Other Fees	—	—

Total	$436,244	$313,050

“Audit Fees” consisted of fees for the audit of our annual consolidated financial statements included in our Form 10-K, the review of consolidated financial statements included in the Company’s 10-Q filings and fees for review of registration statements and issuance of consents and a comfort letter.

“Tax Fees” consisted of aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning, including preparation of tax forms and consulting for domestic and foreign taxes.

As provided in the Audit Committee charter, the Audit Committee reviews, and in its sole discretion pre-approves, the Independent Auditors’ annual engagement letter including proposed fees and all audit and non-audit services provided by the Independent Auditors. All of the above services and estimates of the expected fees were reviewed and approved by the Audit Committee before the respective services were rendered. The Audit Committee is barred from engaging the Independent Auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee, and decisions delegated in such manner must be reported at the next scheduled meeting of the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of votes represented and voting is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes, if any, will be disregarded and will not affect the outcome.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Who are the current members of the Board of Directors and are they independent?

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

	Audit		Nominating		Compensation
Director	Committee		Committee		Committee

Leslie J. Browne, Ph.D.	—			*		*
Irene A. Chow, Ph.D.	—		—		—
H.H. Haight		**	—			*
Alan Y. Kwan		*		**	—
Matthew J. Pfeffer		*	—			**

*	Committee member

**	Committee chairperson

Our Board of Directors has determined that each of Dr. Browne, Mr. Haight, Mr. Kwan and Mr. Pfeffer meet the independence requirements of the Nasdaq listing standards.

How often did the Board of Directors meet during fiscal 2007?

During the fiscal year ended December 31, 2007, the Board of Directors held 12 meetings. Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively.

In addition, it is Company policy that each of our directors be invited and encouraged to attend the Annual Meeting. None of our current directors attended the 2007 Annual Meeting.

How do shareholders communicate with the Board of Directors?

The Board of Directors has established a process to receive communications from shareholders. To communicate with the Board of Directors, correspondence should be addressed to the Board of Directors, Genelabs Technologies, Inc. All such correspondence should be sent “Attn: Secretary” at 505 Penobscot Drive, Redwood City, CA 94063-4738.

All communications received as set forth in the preceding paragraph will be opened by the Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any bona fide communication to the directors will be summarized and presented to the Board of Directors at its next regularly scheduled meeting.

Does the Company have a Code of Ethics?

Yes. We have adopted a code of business ethics and conduct for all of our employees and directors, including our chief executive officer, chief financial officer, other executive officers and senior financial personnel. A copy of our code of business ethics and conduct is available on our website at www.genelabs.com under the heading “Investor Information/Corporate Governance.” We intend to post on our website any material changes to, or waiver from, our code of business ethics and conduct, if any, within five business days of such event.

What are the standing committees of the Board of Directors?

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

The Audit Committee reviews and oversees our internal accounting and financial reporting processes and audits of our financial statements. The Audit Committee also considers, and reports to the Board of Directors with respect to, other auditing and accounting matters, including the selection of our independent registered public accounting firm, the scope of annual audits, fees to be paid to our independent registered public accounting firm and the performance of our independent registered public accounting firm. The Audit Committee is governed by a charter, a current copy of which is available on our corporate website at www.genelabs.com under the heading “Investor Information/Corporate Governance.” The members of the Audit Committee are Mr. Haight (Chairman), Mr. Kwan and Mr. Pfeffer, each of whom is an independent director under the Nasdaq listing standards. The Audit Committee held five meetings during the fiscal year ended December 31, 2007. Additional information regarding this Committee’s activities in 2007 are set forth below under the heading “Report of the Audit Committee of the Board of Directors.”

Our Board of Directors has determined that Mr. Haight and Mr. Pfeffer, both of whom are members of our Audit Committee, are each qualified as an audit committee financial expert within the meaning of SEC regulations.

Compensation Committee

The Compensation Committee consists of non-employee directors. The members of the Compensation Committee are Mr. Pfeffer (Chairman), Dr. Browne and Mr. Haight, each of whom is an independent director under the Nasdaq listing standards. The Compensation Committee oversees the implementation of our general compensation and employee benefit plans and policies. The responsibilities of the Compensation Committee include, among other things, the following:

•	review the goals and objectives of the Company’s executive compensation plans and make recommendations to the Board or Directors with respect to these goals and objectives if deemed appropriate;

•	evaluate the performance of the Chief Executive Officer and other designated officers in light of the goals and objectives of the Company’s executive compensation plans and policies and determine and recommend to the Board the Chief Executive Officer’s and each of the individual executive officers’ compensation level based on this evaluation;

•	review and provide recommendations to the full Board of Directors regarding base salary and promotion and salary increase pools for all non-executive employees, option grant guidelines and total pools and measures of achievement for bonus administration;

•	administer the Company’s stock option and other employee benefit plans, approve stock option and restricted stock grants for all non-officer employees and, for stock option and restricted stock grants to executive employees, review and recommend to the full Board of Directors for approval; and

•	review and discuss with management the Company’s Compensation Discussion and Analysis, produce a Compensation Committee report to be included in the proxy statement for the Company’s annual meeting of shareholders and regularly report to the Board of Directors on its activities, as appropriate.

Members of the Company’s management and human resources teams review competitive compensation data gathered and provide information and recommendations to the Compensation Committee. The Compensation

Committee reviews the information and recommendations and makes recommendations to the full Board of Directors regarding each component of compensation for individual executive officers.

The Compensation Committee is authorized to approve, in accordance with the requirements of the applicable plan of the Company, all stock option and restricted stock grants, including all terms thereof, to employees of the Company who are not officers. The Company no longer has a standing Options Committee.

The Compensation Committee, or the Board of Directors as a whole, has the sole authority to approve the retention or termination of any compensation consultant to assist the Compensation Committee in carrying out its responsibilities. The Compensation Committee utilizes data from the Radford Global Life Sciences Survey, including the Northern California Report and Executive Report, and publicly available information and reports from compensation consulting firms. The Compensation Committee also periodically retains consultants and, at the end of 2007, approved the retention of AON Corporation/Radford to provide analysis of the Company’s equity compensation programs and incentive cash bonus plans design, and review the Company’s compensation practices for the Board of Directors and executive officers.

The Compensation Committee is governed by a charter, which was amended in March 2007 to modify certain provisions to reflect changes in SEC rules and regulations and in January 2008 to eliminate the Company’s Options Committee and to authorize the Compensation Committee to approve all non-executive employee stock option and restricted stock grants. A current copy of the Compensation Committee’s charter, as amended, is attached as Exhibit A to this Proxy Statement and is available on our corporate website at www.genelabs.com under the heading “Investor Information/Corporate Governance.” The Compensation Committee held four meetings during the fiscal year ended December 31, 2007. Additional information regarding this Committee’s activities in 2007 is set forth below under the heading “Compensation Discussion and Analysis.”

Nominating Committee

The functions of the Nominating Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; recommending to the Board directors to serve on committees of the Board; and advising the Board with respect to matters of Board composition and procedures. The Nominating Committee is governed by a charter, a current copy of which is available on our corporate website at www.genelabs.com under the heading “Investor Information/Corporate Governance.”

The members of the Nominating Committee are Mr. Haight and Mr. Kwan (Chairman), each of whom is an independent director under the Nasdaq listing standards. The Nominating Committee held four meetings during the fiscal year ended December 31, 2007.

The Nominating Committee considers a nominee’s experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Company. The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates.

The Nominating Committee will consider director candidates recommended by shareholders in the same manner as described above. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing no later than 60 days and no more than 90 days prior to the first anniversary of the preceding year’s annual meeting and the recommendation must include the following information: the name, age, business address and residence address of the nominee, the principal occupation or employment of the nominee, the class and number of shares of the corporation beneficially owned by the nominee, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, and any other information relating to the nominee required to be disclosed in solicitations of proxies for election of directors or otherwise required by law.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee or their designee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

EXECUTIVE OFFICERS

Who are our executive officers?

The executive officers of Genelabs are:

Name	Age*	Position

Irene A. Chow, Ph.D.	69	Executive Chairman of the Board of Directors**
Frederick W. Driscoll	57	Chief Financial Officer**
Ronald C. Griffith, Ph.D.	60	Chief Scientific Officer
Heather Criss Keller	42	Vice President, Business Strategy and Secretary
Kenneth E. Schwartz, M.D.	60	Vice President, Medical Affairs
Roy J. Wu	53	Vice President, Business Development

*	Age at April 1, 2008

**	Irene A. Chow, Ph.D., Executive Chairman of the Board of Directors, and Frederick W. Driscoll, Chief Financial Officer, assumed leadership responsibilities following the resignation of James A.D. Smith as Chief Executive Officer and President on January 29, 2008. They are anticipated, though not obligated, to maintain such responsibilities until a successor to Mr. Smith is appointed.

Irene A. Chow, Ph.D., has been Chairman of the Board since April 1999 and Executive Chairman of the Board since January 2007. Dr. Chow and Frederick W. Driscoll, Chief Financial Officer, assumed leadership responsibilities of the Company following the resignation of James A.D. Smith as Chief Executive Officer and President on January 29, 2008. They are anticipated, though not obligated, to maintain such responsibilities until a successor to Mr. Smith is appointed. Dr. Chow was Chief Executive Officer from January 2001 to March 2004. From 1995 through March 1999 she was President and Chief Executive Officer. Dr. Chow served as a director of the board of Genovate Biotechnology Co., Ltd. (formerly Genelabs Biotechnology Co., Ltd.) throughout 2006, but resigned in January 2007. Until June 2005, Dr. Chow served as chairman of the Genovate board. Before joining Genelabs, Dr. Chow held several positions at Ciba-Geigy Corporation, including Senior Vice President of Drug Development for the pharmaceuticals division. Prior to joining Ciba-Geigy, Dr. Chow served as an associate professor and assistant dean of Health Related Professions at Downstate Medical School, State University of New York. Dr. Chow received her B.A. degree in Literature from National Taiwan University, and both an M.A. and a Ph.D. in Biostatistics from the University of California, Berkeley.

Frederick W. Driscoll joined Genelabs in November 2007 as Chief Financial Officer. Mr. Driscoll and Irene A. Chow, Ph.D., Executive Chairman of the Board, assumed leadership responsibilities of the Company following the resignation of James A.D. Smith as Chief Executive Officer and President on January 29, 2008. They are anticipated, though not obligated, to maintain such responsibilities until a successor to Mr. Smith is appointed. Mr. Driscoll served as the Chief Financial Officer of Astraris, Inc. from October 2006 through October 2007. From 2000 to 2006, Mr. Driscoll was employed by OXiGENE, Inc., initially as Vice President Finance and Operations and subsequently as President and Chief Executive Officer. From 1996 to 2000 he served as Senior Vice President of Finance and Operations for Collagenesis Corporation and from 1974 to 2006 he served in numerous key financial positions including Corporate Controller and Vice President Finance — Americas for Instrumentation Laboratory.

Ronald C. Griffith, Ph.D., has been Chief Scientific Officer since February 2006. Before that, he was Vice President, Research since December 2001. From May 2001 until December 2001, Dr. Griffith was Vice President of Medicinal Chemistry with Isis Pharmaceuticals Corp. From February 2000 through May 2001 he was Vice President of Chemistry at X-Ceptor Therapeutics. Before that, Dr. Griffith was Director of Chemical Sciences at Tanabe Research Laboratories, USA from 1997 through 2000. Dr. Griffith received his B.S. degree from Alfred University and his Ph.D. in Organic Chemistry from Syracuse University and was a post-doctoral fellow at California Institute of Technology.

Heather Criss Keller has been Vice President, Business Strategy since November 2006 and corporate Secretary since August 1999. Ms. Keller served as Senior Business Strategy Advisor from June 2004 to November 2006. From January 2001 through June 2004 she served as Vice President, General Counsel, before which she was Vice President, Legal Affairs from January 2000 to January 2001 and Director of Legal Affairs from October 1998 to January 2000. Ms. Keller served as Senior Corporate Counsel at Heartport, Inc. from September 1996 to July 1998, prior to which she was an associate with the law firm of Brobeck, Phleger & Harrison LLP. Ms. Keller received her J.D. from Vanderbilt University Law School and her B.A. from Duke University.

Kenneth E. Schwartz, M.D., has been Vice President, Medical Affairs since February 2002, prior to which he served as Senior Medical Director beginning in 1995. Before joining Genelabs, Dr. Schwartz held several positions with Syntex Research and was an Assistant Clinical Professor in Internal Medicine — Endocrinology and Metabolism at the University of California, San Francisco. Dr. Schwartz received his B.S. in Chemistry from University of California, Los Angeles and his M.D. from Stanford University.

Roy J. Wu has been Vice President, Business Development since October 2001. From October 1997 to October 2001, he served as Vice President, Corporate Secretary and member of the board of directors of Kissei Pharma, USA. Mr. Wu received his B.S. in Biology from University of San Francisco and his M.B.A. in International Finance from University of San Francisco.

There are no family relationships among any of our directors and executive officers.

COMPENSATION DISCUSSION & ANALYSIS

General

We compensate our executives through a combination of base salary, performance-based cash bonus awards and long-term equity incentives, including stock option grants and the opportunity to participate in the Company’s Employee Stock Purchase Plan (“ESPP”). The objectives of our compensation practices are to attract and retain talented executives and employees who can contribute to the achievement of the Company’s goals and to align the focus of these individuals with the Company’s goals and objectives to maximize shareholder value. Compensation decisions take into consideration the Company’s overall performance and individual achievement and, where relevant, follow guidelines adopted by the Company’s Board of Directors (the “Board of Directors” or the “Board”).

Compensation Philosophy and Review Process

The Company’s compensation philosophy for all of its employees, including executives, is to relate compensation principally to corporate and individual performance within the context of maintaining appropriate market competitiveness. Total compensation paid by the Company to its executive officers is designed to be competitive with compensation packages paid to the management of comparable companies in the biopharmaceutical industry, generally at or about the 50th percentile of market.

We review our compensation practices at least annually, utilizing data from the Radford Global Life Sciences Survey, including the Northern California Report and Executive Report, publicly available information and reports from compensation consulting firms. We use this information to analyze the base salaries and total compensation of each employee, including executive officers. In late 2006, we retained AON Corporation/Radford (“Radford”) to provide analysis of our equity compensation programs and incentive cash bonus plan, and to review our compensation practices for our Board and executive officers. In January 2007, with the assistance of Radford, the Board of Directors established the following criteria for inclusion in a peer list for the Company’s compensation analysis: (i) business and/or labor market competitors in the life sciences industry of similar size and complexity and primarily in the Company’s geographic region; (ii) companies in late-stage drug discovery working toward bringing product to market; and (iii) companies with market capitalizations of generally less than $250 million. In consultation with Radford, the Board subsequently approved a peer list in January 2007 comprised of the following companies: Achillion, Anadys, Anesiva, AP Pharma, Avigen, Cell Genesys, Cytokinetics, Dynavax, Genitope, Geron, Kosan, Maxygen, Nuvelo, Panacos, Pharmacyclics, Renovis, Rigel, Sangamo, SciClone, StemCells, Sunesis, Telik, Threshold, Titan, Trimeris and Xenoport. The Board anticipates updating this peer list again in November, 2008.

The Company usually completes its annual focal review process for all employees, including executive officers, in January for performance in the previous year. Members of the Company’s management and human resources teams review the competitive data and information gathered and provide the information and recommendations to the Compensation Committee. The Compensation Committee reviews the information and recommendations and makes recommendations to the full Board regarding each component of compensation for individual executive officers for the Board’s consideration and approval. The Compensation Committee also reviews and provides recommendations to the full Board regarding base salary and promotion and salary increase pools for all non-executive employees and the measures of achievement for bonus administration. In reviewing and recommending compensation for all executive officers and budgets and guidelines for compensation of all employees, the Compensation Committee also takes into consideration the financial condition and prospects for the Company.

Compensation Components

The Company compensates its executive officers in the following manner:

Corporate Goals.  The executive officers develop goals and objectives for the Company each year which are reviewed and approved by the Board, usually in January (the “Corporate Goals”). The Corporate Goals include the primary goals of the organization for the upcoming year, generally focusing on financial and research and development goals and milestones. The Corporate Goals are used by the executives and employees to guide corporate priorities and activities throughout the year and by the Board to review the Company’s activities and progress toward achievement of its goals. Corporate Goals may only be revised by the Board. Each year during its compensation review, also usually in January, the Board evaluates the percentage of completion of each of the previous year’s Corporate Goals, approving an overall percentage of completion. In January 2008 the Board determined the Company had met 75% of its 2007 Corporate Goals, which included objectives relating to the funding of the Company, the continued development by the Company’s licensee of a hepatitis E virus vaccine, the acquisition or in-license of a complementary product candidate, obtaining a special protocol assessment from the Food and Drug Administration regarding the Company’s investigational drug for systemic lupus erythematosus (lupus), advancing this investigational lupus drug toward its next inflection point, achievement of certain performance milestones under the Company’s hepatitis C virus collaborations, and accomplishment of various research goals.

Individual Goals.  Our non-executive and executive employees, with the input of their supervisors, develop individual goals and objectives in connection with their performance reviews each year (“Individual Goals”). Individual Goals are intended to reflect specific items that contribute to the advancement of their objectives within their respective department, which in turn support the Company’s overall objectives. Management-level employees’ Individual Goals generally reflect the goals of their respective departments, over which they bear ultimate responsibility. Each employee’s annual bonus is earned in accordance with a ratio, which reflects a split set forth in the Company’s Annual Bonus Plan (the “Bonus Plan”) between accomplishment of Corporate Goals and accomplishment of Individual Goals. Our executive officers’ bonus ratios are heavily weighted toward achievement of Corporate Goals, as compared with our non-executive employees’ bonus ratios, which are more evenly balanced between achievement of Corporate and Individual Goals.

Base Salary.  The Compensation Committee reviews overall corporate performance, including completion of Corporate Goals and Individual Goals, experience of the individual, criticality of the position and the skills the individual brings to the team and compares the executive’s current salary with market data. The chief executive officer provides the Board with a performance review of each executive officer and the Board provides the chief executive officer with at least an annual review of his or her performance. The Compensation Committee recommends to the Board percentage increases in base salary for individual performance for all executive officers and a percentage increase range based on market data for administration with respect to non-executive employees. The Board takes these recommendations and the chief executive officer’s input into consideration in determining salary increases for the executive officers.

We believe that appropriate benchmarking of executive salaries results in increased retention and motivation of these key leaders. We apply similar standards to benchmarking base salaries for all of our employees. The Compensation Committee relies on market data, including data provided by Radford, and surveys to assist it in its evaluation of the overall mix of total compensation and the Company does not have any formal policies regarding that mix other than general guidelines set forth in the Company’s bonus plans and option guidelines adopted by the Board. Individual performance is taken into consideration in the determination of base salary.

In January 2007, the Board approved the following salary increases: Dr. Griffith’s salary was increased from $287,000 to $300,000, Dr. Schwartz’s salary was increased from $254,000 to $265,000 and Mr. Wu’s salary was increased from $250,000 to $265,000. Mr. Smith’s base salary of $334,500 was not adjusted. For fiscal 2007, the Board approved a base salary of $350,000 for Dr. Chow’s services as Executive Chairman.

In January 2008, the Board approved the following salary increases for the named executive officers: Dr. Chow’s salary was increased from $350,000 to $364,000; Dr. Griffith’s salary was increased from $300,000 to $312,000, and Dr. Schwartz’s salary was increased from $265,000 to $275,600. Due to Mr. Driscoll’s November 2007 hire date, which allowed only limited opportunity to contribute to the Company’s 2007 performance, Mr. Driscoll agreed not to participate in the Company’s salary increase review in early 2008, the 2007 annual bonus or the grant of incentive stock options based on 2007 performance. The total of each executive’s base salary and the 2007 annual bonus (excluding any amounts under the long-term portion of the 1994 Bonus Plan) paid to each executive constitutes the following percentage of each executive’s total compensation as set forth in the Summary Compensation Table below: Dr. Chow 63%, Mr. Smith 79%, Dr. Griffith 74%, and Dr. Schwartz 84%. Mr. Driscoll did not participate in the 2007 annual bonus.

Cash Bonus Awards.  The Board initially adopted the Company’s Annual and Long-Term Incentive Bonus Plan in 1994 (the “1994 Bonus Plan”), extending it from time to time through February 28, 2007. For the executive officers, the 1994 Bonus Plan is comprised of an annual cash bonus payment and a long-term deferred payment (also referred to as long-term incentive bonuses). The long-term deferred payment is an amount equal to the annual cash bonus paid for a fiscal year and payment is automatically deferred and paid in three equal annual installments, provided the executive is employed by the Company at the time of the scheduled payout. The Company must continue administering the long-term portion of the 1994 Bonus Plan until the final payout is made to the relevant executive officers in February 2010, provided that are still employed by the Company at that time.

After reviewing the 1994 Bonus Plan and information provided by Radford, the Board decided to allow the 1994 Bonus Plan to expire at the end of February 2007 in accordance with its terms. Radford’s research concluded that the annual bonus plans of most of the Company’s peer group, consistent with market trends, do not currently contain long-term cash incentive components as a long-term retention incentive, but instead provide for greater percentages for cash bonus targets and larger percentages for equity participation by named executive officers, which reward contributions to the Company’s achievement.

While the Company believes that these future cash bonuses have some long-term incentive value, the Board decided to more closely align the creation of shareholder value with the executive’s overall compensation. The Company worked closely with Radford and the Compensation Committee to recommend to the Board a new cash bonus plan that places more emphasis on the achievement of the Corporate Goals and Individual Goals to replace the 1994 Bonus Plan. The Board adopted the Bonus Plan in August 2007 and set the 2008 Corporate Goals at the January 2008 meeting.

The Bonus Plan sets forth the process for determination of bonuses and is administered by the Board. Bonuses earned for the 2007 fiscal year were awarded under the Bonus Plan in accordance with its terms. The Bonus Plan assigns a target percentage of base salary for each level of employee, including executive officers, for determination of the potential bonus to be paid for performance in the upcoming fiscal year. Target bonus percentages for 2007 performance under the Bonus Plan were 35% of base salary for Dr. Griffith, 30% for Dr. Schwartz, and 40% each for Dr. Chow and for Mr. Smith. Mr. Driscoll did not participate in the 2007 annual bonus, as agreed. The Bonus Plan also sets forth the percentage of the target allocated to Corporate Goals and Individual Goals. The Corporate Goals for 2007 were weighted among drug research, drug development, financial and business development components. These Corporate Goals included achievement of certain discovery objectives, reaching agreement with the U.S. Food and Drug Administration on a special protocol assessment, achievement of certain business and commercial commitments, and meeting specific financing goals. Each named executive officer’s goals were aligned with the Corporate Goals attributable to their respective departments, and Mr. Smith’s and Dr. Chow’s Individual Goals were deemed to be the Corporate Goals in 2007. The Board determined that 75% of the Company Goals were achieved in 2007, which resulted in Mr. Smith and Dr. Chow receiving 75% of their respective target bonuses. Dr. Griffith’s Individual Goals were deemed to be the research department’s goals, of which the Board determined 80% achievement in 2007. Dr. Schwartz’ Individual Goals were deemed to be the drug development department’s goals, of which the Board determined 100% achievement in 2007.

Measurement of performance for purposes of bonus administration for all employees, including executive officers, is the percentage achievement of the Corporate Goals and Individual Goals; applying these allocations for Dr. Chow and Mr. Smith, 90% of the target bonus is allocated to Corporate Goals and 10% to Individual Goals and for all other named executive officers, the allocation is 80% to Corporate Goals and 20% to Individual Goals. In February 2008, the Company paid the following 2007 annual bonuses to each of the named executive officers: Dr. Chow received $105,000, Mr. Smith received $100,350, Dr. Griffith received $79,800 and Dr. Schwartz received $63,600. Mr. Driscoll did not participate in the 2007 annual bonus.

In February 2007, the Company paid out the following long-term incentive bonuses to the named executive officers entitled to receive them under the 1994 Bonus Plan: Mr. Smith received $60,473, Dr. Griffith received $32,473, and Dr. Schwartz received $30,209. These long-term incentive bonus payments, which are fully earned by maintaining employment through the date paid, reflect the sum of accrued but unpaid benefits from contributions made under the 1994 Bonus Plan for years 2003, 2004 and 2005. If the named executive officers remain employed by the Company, they would be entitled to receive the following payments under the long-term incentive portion of the 1994 Bonus Plan in 2008, 2009 and 2010, respectively: Dr. Griffith would receive $36,079, $24,739 and $16,072; and Dr. Schwartz would receive $32,797, $22,157 and $14,224.

During fiscal year 2007, the Board approved a retention bonus to Dr. Chow of $200,000 in the aggregate to be paid one-half on March 31, 2007 and one-half on June 30, 2007, provided that Dr. Chow remained a member of the Board and/or an employee of Genelabs at such time. Dr. Chow met both of these retention milestones and consequently earned both payments.

Equity Plans.  Our equity plans have been established to provide all our employees with an opportunity to participate in the Company’s long-term performance along with our shareholders. All employees, including executives, receive stock option grants from time to time. All employees receive an initial grant upon commencement of employment, for which the date of grant and the option exercise price are established in accordance with the Company’s 2007 Stock Incentive Plan (the “2007 Plan”). Periodic grants of stock options are also generally made annually to eligible employees. The Board has also approved special retention grants from time to time. Stock options granted under the 2007 Plan generally have a four-year vesting schedule and expire ten years from the date of grant.

The Compensation Committee approves all individual non-executive employee stock options. With the recommendation of the Compensation Committee, the Board approves all individual grants of stock options for the executive officers. Grants are made on the basis of a quantitative and qualitative analysis of individual performance, taking into account attainment of Corporate and Individual Goals, our financial performance, and the individual’s existing option holdings with reference to market data.

Stock options were granted on July 27, 2007 in connection with annual and special stock option grants, which were awarded at mid-year for 2006 Company performance, following our shareholders’ approval of our 2007 Omnibus Stock Incentive Plan. The Company established its guidelines based on competitive and market data, with input from Radford. These grants were within the Company’s guidelines for annual reviews and/or promotions. The

Compensation Committee recommended to the Board grants in the mid-range of its guidelines for Mr. Smith and Doctors Chow, Griffith and Schwartz, based on the Company’s achievements in its drug discovery programs and collaborations but taking into account the efforts remaining in its drug development programs. Mr. Smith received an option to purchase up to 110,401 shares of common stock, Dr. Chow received an option to purchase up to 176,654 shares of common stock, Dr. Griffith received an option to purchase up to 100,833 shares of common stock and Dr. Schwartz received an option to purchase up to 58,649 shares of common stock, in each case at an exercise price of $1.96. These option awards are reflected in the “Grants of Plan-Based Awards in Fiscal 2007” table below.

Stock options were granted on January 29, 2008 in connection with the Board’s 2007 annual review of Company performance and were within the Company’s guidelines. The Compensation Committee recommended to the Board grants in the mid-range of its guidelines for Doctors Chow, Griffith and Schwartz based on the Company’s achievements in drug discovery programs, equity financings and drug development, tempered by an absence of contractual milestone achievements in its research collaborations. Because he resigned in January 2008, Mr. Smith did not receive a stock option grant relative to our 2007 performance. Mr. Driscoll did not receive a stock option grant relative to our 2007 performance because he was hired late in 2007. Each of Dr. Chow and Dr. Griffith received an option to purchase up to 33,500 shares of common stock and Dr. Schwartz was granted an option to purchase 20,000 shares of common stock, each at an exercise price of $1.31. Pursuant to SEC rules, these option awards will be reflected in the “Grants of Plan-Based Awards in Fiscal 2008” table for the 2008 Proxy Statement.

The Company grants options with exercise prices set at fair market value, or greater, using the closing price on the date of the grant. The Company does not have a formal policy regarding the timing of stock option grants but generally times new employee grants to coincide with the first regular Compensation Committee meeting following the hire of a non-executive employee or the Board meeting following the hire of an executive officer, with vesting beginning as of their hire date. Annual “refresher” grants generally coincide with the Company’s January Board meeting and the annual focal review process. When special grants are made, the Board considers the timing of grants, the availability of material information to the public and the timing of any potential announcement. The Company does not engage in “bullet-dodging” or “spring-loading” in timing stock option grants.

All of our employees, including executive officers, are eligible to participate in the ESPP. Participation is not mandatory and each person makes his or her own decision whether to participate and with what percentage of salary withholding, following the terms and conditions of the ESPP.

Other Compensation.  The Company does not provide to any director, executive officer or employee as compensation any personal benefits such as cars, corporate jets, tax or financial advice, country club memberships, apartments or any similar personal items, except that temporary housing may be provided to newly hired employees at the Company’s expense. As a retention incentive for Dr. Griffith, the Company provides him with assistance with housing because he maintains a residence near the Company’s headquarters in addition to his primary residence. In 2007 the stipend was $50,000 and the allowance is reviewed by the Board annually. Upon his hiring, Mr. Driscoll was awarded a relocation bonus of $75,000, half of which was paid upon his completion of six additional months of continued employment.

Change in Control Agreements

The Company has entered into agreements with each of the named executive officers providing certain compensation in the event of a change in control of the Company. These agreements are not employment contracts but are intended to ensure that the Company will have the continued dedication and objectivity of the employee, notwithstanding the possibility or occurrence of a change of control. The Company believes that these agreements help it attract and retain executives in an industry that is subject to significant volatility by providing the executive with continued salary and benefits if terminated following a change in control of the Company.

The change in control agreements provide for the immediate vesting of all unvested stock options granted by the Company to the executive officers upon the effective date of a Change in Control (as defined in the agreements) of the Company (referred to as the Effective Date). The agreements also provide various severance benefits to the named executives if their employment is terminated (other than for cause (as defined in the agreements), disability or death) or an involuntary termination (as defined in the agreements) occurs, in either case within eighteen (18) months following the Effective Date (such terminations referred to as “Involuntary Termination”). Under the change of control agreement with each named executive officer (other than Dr. Chow), upon an Involuntary Termination the executive receives salary continuation for twelve (12) months, a lump sum payment of 100% of the executive’s target bonus potential for the calendar year in which the Involuntary Termination takes place, payment of any accrued but unpaid long term incentive bonus and continuation of health care coverage for twelve (12) months and acceleration of vesting of outstanding option awards. Due to Dr. Chow’s active role in the operations of the Company as its Executive Chairman, the Board has determined that Dr. Chow should remain eligible to receive benefits under her change in control agreement. Upon an Involuntary Termination under Dr. Chow’s change of control agreement, she would receive salary continuation for twenty-four (24) months, a lump sum payment of 150% of her target bonus potential for the calendar year in which the Involuntary Termination takes place, continuation of health care coverage for eighteen (18) months and acceleration of outstanding option awards.

The agreements are “single trigger” with respect to an executive’s stock options because the Company believes executives should be incentivized to maximize the value of a potential acquisition for shareholders and that this benefit aligns the executives’ interest interests more closely with those of the shareholders. With respect to salary, cash bonus and benefits, the agreements are “double-trigger”, meaning the acquiring company would need to terminate or otherwise compromise the executive’s position (as defined in the agreements) before the executive would be eligible for these benefits. The Company believes that these benefits allow the executives to more objectively evaluate a potential acquisition despite the possibility of the termination of their position by the acquiring company.

Tax Considerations

The amount of any payments made under a change in control agreement with a named executive officer would be either: (a) the full amount of the payments, or (b) a reduced amount which would result in no portion of the payments being subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, whichever of (a) or (b), taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt by the employee, on an after-tax basis, of the greatest amount of benefit.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” Awards granted under our 2001 Plan and 2007 Plan are intended to constitute qualified performance-based compensation eligible for such exceptions, and we will continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements. We do not expect that amounts of compensation paid to our executive officers will fail to be deductible on account of Section 162(m).

EXECUTIVE COMPENSATION

The following table indicates information concerning compensation of our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer whose salary and bonus exceeded $100,000 for the fiscal years ended 2006 and 2007 (the “named executive officers”).

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)		($)	($)(1)	($)(2)	($)	($)		($)

Irene A. Chow, Ph.D.,	2007	350,000	200,000	(3)	—	61,741	105,000	—	—		716,741
Executive Chairman of the Board of Directors	2006	209,167	—		—	50,329	—	—	—		259,496
James A.D. Smith,	2007	334,500	—		—	53,108	160,823	—	—		548,431
President & Chief Executive Officer	2006	334,500	—		—	67,148	200,233	—	—		601,881
Frederick Driscoll,	2007	50,000	37,500		—	8,778	—	—	—		96,278
Chief Financial Officer(4)	2006	—	—		—	—	—	—	—		—
Ronald G. Griffith, Ph.D.,	2007	298,917	—		—	48,777	112,273	—	50,000	(5)	509,967
Chief Scientific Officer	2006	284,750	—		—	50,824	111,523	—	50,000	(5)	497,097
Kenneth E. Schwartz, M.D.,	2007	264,083	—		—	32,821	93,809	—	—		390,713
Vice President, Medical Affairs	2006	252,667	—		—	44,893	101,347	—	—		398,907

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year for the fair value of stock-based compensation awards granted in 2007 and prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to Note 5 to the Genelabs Technologies, Inc. Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2007. See the Grants of Plan-Based Awards Table below for information on unexercised options previously awarded to our named executive officers as of December 31, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers.

(2)	This column represents the sum of amounts earned under the Bonus Plan in 2007 and amounts paid under the Long-Term Incentive Compensation Program in 2007 to each named executive officer. Mr. Smith and Doctors Chow, Griffith and Schwartz earned $100,350, $105,000, $79,800 and $63,600, respectively, under the Bonus Plan in 2007. These amounts were paid in February 2008. Mr. Smith and Doctors Chow, Griffith and Schwartz were also paid $60,473, $0.00, $32,473 and $30,209, respectively, pursuant to the Long-Term Incentive Based Compensation Program in February 2007.

(3)	Dr. Chow received $200,000 in 2007 as a retention bonus.

(4)	Mr. Driscoll was hired on November 1, 2007. His annual base salary is $300,000. Upon his hiring, Mr. Driscoll was awarded a relocation bonus of $75,000, half of which was paid on the one month anniversary of his employment while the other half of which is scheduled to be paid upon the six-month anniversary of his continued employment.

(5)	Dr. Griffith received $50,000 for housing allowance.

Grants of Plan-Based Awards in Fiscal 2007

The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2007 to our named executive officers:

					All Other	All Other
					Stock	Option
					Awards:	Awards:
					Number of	Number		Grant Date
					Shares of	of Securities	Exercise or	Fair Value of
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Stock or	Underlying	Base Price of	Stock and
		Threshold	Target	Maximum	Units	Options	Option Awards	Option Awards
Name	Grant Date	($)(1)	($)(2)	($)(3)	(#)	(#)	($/Sh)	($)

Irene A. Chow(4)	7/27/2007		140,000	140,000		176,654	1.96	288,935
James A.D. Smith	7/27/2007		133,800	133,800		110,401	1.96	180,572
Frederick Driscoll(5)	11/16/2007					200,000	1.69	282,060
Ronald G. Griffith, Ph.D.	7/27/2007		105,000	105,000		100,833	1.96	164,922
Kenneth E. Schwartz, M.D.	7/27/2007		79,500	79,500		58,649	1.96	95,926

(1)	Under the Annual Bonus Plan, the Board measures the percentage completion of Corporate and executive officers’ Individual Goals. The Annual Bonus Plan does not require a minimum percentage of completion in order for employees to be awarded a bonus. The Board has the discretion to award no bonus or a bonus based on any percentage completion of the objectives.

(2)	& (3) The amounts in these columns represent potential amounts payable under the Annual Bonus Plan for 2007 if the target or maximum goals were met for all performance measures.

(4)	Because of Dr. Chow’s active role in the operations of the Company as its Executive Chairman, the Board has determined that Dr. Chow should remain eligible to receive performance based awards under the Annual Bonus Plan and performance based awards of stock options under the Company’s equity plans.

(5)	Mr. Driscoll’s option award reflects his initial grant received upon commencement of employment. This grant was approved by the Board of Directors upon the recommendation of the Compensation Committee.

No executive of the Company has an employment agreement, other than the agreements described in “Potential Payments Upon Termination or Change-in-Control” below. The factors taken into consideration in determining an executive’s total compensation, including base salary, bonus and stock option grants and awards, and the proportion of salary and bonus with respect to total compensation are described in “Compensation Discussion and Analysis” above. As a retention incentive, the Company provides Dr. Griffith with assistance with housing because he maintains a residence near the Company’s headquarters in addition to his primary residence.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2007:

		Option Awards
			Number of
		Number of	Securities
		Securities	Underlying
		Underlying	Unexercised
		Unexercised	Options	Option
		Options	(#)	Exercise	Option
	Vesting	(#)	Unexercisable	Price	Expiration
Name	Schedule	Exercisable	(1)	($)	Date

Chow, Irene		2,333	—	17.34	2/5/2008
		5,666	—	17.34	2/5/2008
		3,339	—	13.44	1/22/2009
		4,660	—	13.44	1/22/2009
		14,600	—	10.31	3/15/2009
		978	—	11.02	8/6/2009
		3,422	—	11.02	8/6/2009
		4,118	—	28.98	1/20/2010
		3,881	—	28.98	1/20/2010
		20,000	—	35.40	1/19/2011
		9,999	—	8.55	7/20/2011
		14,017	—	11.05	1/25/2012
		5,982	—	11.05	1/25/2012
		9,666	—	4.55	5/17/2012
		6,333	—	4.55	5/17/2012
		20,000	—	7.40	2/12/2013
		2,124	—	12.50	1/23/2014
		17,876	—	12.50	1/23/2014
		16,000	—	4.40	1/27/2015
		40,000	—	2.35	12/5/2015
	1	15,812	17,188	1.91	1/27/2016
	1	—	33,500	1.96	7/27/2017
	1	—	118,198	1.96	7/27/2017
	1	—	24,956	1.96	7/27/2017
James A.D. Smith		1,300	—	17.34	2/5/2008
		1,100	—	17.34	2/5/2008
		2,191	—	13.44	1/22/2009
		209	—	13.44	1/22/2009
		5,625	—	10.31	2/25/2009
		4,374	—	10.31	2/25/2009
		3,111	—	11.02	8/6/2009
		2,488	—	11.02	8/6/2009
		4,560	—	28.98	1/20/2010
		3,439	—	28.98	1/20/2010
		6,000	—	8.55	7/20/2011
	1	7,326	—	11.05	1/25/2012
		673	—	11.05	1/25/2012
		3,866	—	4.55	5/17/2012
		2,533	—	4.55	5/17/2012
		8,000	—	7.40	2/12/2013
		7,833	167	12.50	1/23/2014
		1,796	—	4.40	1/27/2015
		14,203	—	4.40	1/27/2015
		40,000	—	2.35	12/5/2015
	1	15,812	17,188	1.91	1/27/2016
	1	—	33,500	1.96	7/27/2017
	1	—	75,528	1.96	7/27/2017
	1	—	1,373	1.96	7/27/2017

		Option Awards
			Number of
		Number of	Securities
		Securities	Underlying
		Underlying	Unexercised
		Unexercised	Options	Option
		Options	(#)	Exercise	Option
	Vesting	(#)	Unexercisable	Price	Expiration
Name	Schedule	Exercisable	(1)	($)	Date

Frederick Driscoll	1	—	200,000	1.69	11/16/2017
Ronald G. Griffith, Ph.D.		16,000	—	9.50	12/19/2011
		4,000	—	4.55	5/17/2012
		8,000	—	7.40	2/12/2013
	1	5,875	125	12.50	1/23/2014
	1	7,291	2,709	4.40	1/27/2015
		1,525	—	4.40	1/27/2015
		4,474	—	4.40	1/27/2015
		20,000	—	2.35	12/5/2015
	1	15,812	17,188	1.91	1/27/2016
	2	—	33,500	1.96	7/27/2017
	1	—	64,005	1.96	7/27/2017
	1	—	3,328	1.96	7/27/2017
Kenneth E. Schwartz, M.D.		600	—	17.34	2/5/2008
		200	—	17.34	2/5/2008
		2,000	—	11.02	8/6/2009
		1,000	—	11.02	8/6/2009
		1,600	—	28.98	1/20/2010
		1,000	—	34.53	1/18/2011
		1,000	—	8.55	7/20/2011
		3,000	—	11.05	1/25/2012
		200	—	11.05	1/25/2012
		3,000	—	4.55	5/17/2012
		8,000	—	7.40	2/12/2013
	1	5,875	125	12.50	1/23/2014
	1	4,375	1,625	4.40	1/27/2015
		6,000	—	4.40	1/27/2015
		20,000	—	2.35	12/5/2015
	1	9,583	10,417	1.91	1/27/2016
	2	—	20,000	1.96	7/27/2017
	1	—	38,649	1.96	7/27/2017

(1)	Vest over four years, with 25% vesting on the anniversary of the grant date and equal installment monthly vesting thereafter for the next 36 months.

(2)	Vest over 3.5 years, with 25% vesting on the six-month anniversary of the grant date and monthly vesting thereafter for the next 36 months.

Options Exercises and Stock Vested in Fiscal 2006

None of the Company’s named executive officers exercised any stock options and no stock awards vested during the fiscal year ended December 31, 2007.

Potential Payments Upon Termination or Change in Control

Except as set forth in the change in control agreements and Mr. Smith’s separation agreement, the Company has not entered into any employment agreements providing for severance benefits to any of the named executive officers.

Change in Control Agreements.  The Company has entered into change in control agreements with each of the named executive officers providing certain compensation in the event of a Change in Control of the Company. The change in control agreements are not employment contracts but are intended to ensure that the Company will have the continued dedication and objectivity of the employee, notwithstanding the possibility or occurrence of a

Change in Control. The agreements provide for the immediate vesting of all unvested shares of stock subject to option awards granted by the Company to the named executive officers upon the effective date of a Change in Control of the Company (referred to as the Effective Date). The Agreements also provide various severance benefits to such named executives if their employment is terminated (other than for Cause, disability or death) or an Involuntary Termination occurs, in either case within eighteen (18) months following the Effective Date of the Change in Control. Under the change in control agreements, upon Involuntary Termination, the named executive officer (other than Dr. Chow) receives salary continuation for twelve (12) months, a lump sum payment of one hundred percent (100%) of the executive’s target bonus potential for the calendar year in which the Involuntary Termination takes place, payment of any accrued but unpaid long term incentive bonus and continuation of health care coverage for twelve (12) months and acceleration of vesting of outstanding option awards. Because of Dr. Chow’s active role in the operations of the Company as its Executive Chairman, the Board has determined that Dr. Chow should remain eligible to receive benefits under her Change in Control agreement. Upon Involuntary Termination under Dr. Chow’s Change in Control agreement, she would receive salary continuation for twenty-four (24) months, a lump sum payment of one hundred fifty percent (150%) of her target bonus potential for the calendar year in which the Involuntary Termination takes place, continuation of health care coverage for eighteen (18) months and acceleration of vesting of outstanding option awards.

For each named executive officer, the amount of such payments shall be either: (a) the full amount of the payments, or (b) a reduced amount which would result in no portion of the payments being subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, whichever of (a) or (b), taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt by the employee, on an after-tax basis, of the greatest amount of benefit.

Under the change of control agreements, the terms “Change in Control,” “Cause” and “Involuntary Termination” have the following meanings:

•	“Change in Control” means a change in the ownership or control of the Company, effected through any of the following events:

(i) any “person,” as such term is used in Sections 13(d) and 14 (d) of the Exchange Act, (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

•	“Cause” shall mean termination of the employee’s employment by the Company for any of the following reasons:

(i) employee’s conviction of or plea of guilty or nolo contendre to a felony offense;

(ii) employee’s commission of an act of fraud against the Company, material misappropriation of Company property, or embezzlement of Company funds;

(iii) employee’s breach of one or more of employee’s obligation under any applicable confidential/proprietary/trade secret information and/or inventions agreement(s);

(iv) employee’s engaging in any employment or business activity that is in competition with the business or proposed business of the Company;

(v) misconduct by the employee which has a materially adverse effect upon the Company’s operations, business or reputation; or

(vi) if employee is an officer of the Company, a material breach of any of employee’s fiduciary obligations.

•	“Involuntary Termination” shall exclude any termination of the employee’s employment by reason of the employee’s death or due to the employee’s disability (within the meaning of section 22(e)(3) of the Internal Revenue Code) or by the Company for Cause, and shall generally mean and include:

(i) any other termination of employee’s employment by Company;

(ii) employee’s resignation within ninety (90) days following: (a) a reduction in Employee’s rate of base salary by more than ten percent (10%), unless the reduction is part of an overall reduction for all employees at the same level as employee; (b) a relocation by the Company of employee’s place of employment by more than fifty (50) miles, without employee’s written consent; or (c) a material reduction in the level of employee’s duties and responsibilities or the level of management to which employee reports, provided, however, that it shall not be deemed an “Involuntary Termination” if, upon a Change in Control, Employee’s duties and responsibilities remain the same as those prior to the Change in Control, Employee’s duties and responsibilities remain the same as those prior to the Change in Control but Employee’s title and/or reporting relationship is changed, and provided further, that employee shall have given written notice to the Company through the highest level employee of its human resources department (or the equivalent within ninety (90) days of the first occurrence of (a), (b) or (c)), and the Company shall have had a period of thirty (30) days within which to cure the action(s) described in the notice given by the employee.

Mr. Smith’s Separation Agreement.  In connection with James A.D. Smith’s resignation as President and Chief Executive Officer of the Company, effective January 29, 2008, the Company and Mr. Smith entered into a separation agreement as of February 9, 2008 pursuant to which the Company agreed to pay Mr. Smith an aggregate amount of $234,150, subject to all applicable tax withholding, payable over seventeen semi-monthly installments, and to pay Mr. Smith a lump sum equal to $100,350, which constitutes full payment of Mr. Smith’s 2007 annual bonus under the Company’s bonus plan. In addition, the Company agreed to extend the stock option exercise period for Mr. Smith’s fully vested stock options during the approximately eight and a half-month payment period. Mr. Smith agreed to act as a consultant to the Company on an as- needed basis for up to ten hours per week during the approximately eight and a half-month payment period.

Additionally, Mr. Smith may continue to receive health insurance benefits for up to twelve (12) months or until such shorter period of time as Mr. Smith may become eligible for health insurance benefits through a subsequent employer. Mr. Smith agreed not to solicit the Company’s customers or employees for one year and not to disclose the Company’s confidential information. Mr. Smith also agreed to release the Company from any claims he may have against it.

2001 Plan and 2007 Plan.  Each of the Company’s 2001 Plan and 2007 Plan provides that, upon the occurrence of a Change in Control, unless otherwise provided in an applicable award agreement, all outstanding equity awards will accelerate and become exercisable or payable in full upon the occurrence of the Change in Control.

Payments and Other Benefits Payable Upon Early Termination and Change in Control.  In the discussion that follows, payments and other benefits payable upon early termination and Change in Control situations under the Change in Control agreements are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2007. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts which would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officers’ separation from the Company.

The following table sets forth information with respect to compensation to the executives upon a termination without Cause or an Involuntary Termination within eighteen (18) months following a Change in Control:

	Cash	Equity	Benefits and
Name	Payment($)(1)	Acceleration(2)	Perquisites($)(3)	Total

Irene A. Chow, Ph.D.(4)	910,000	—	35,214	945,214
James A. D. Smith(5)	536,538	—	32,003	568,541
Frederick Driscoll(6)	405,000	—	32,003	437,003
Ronald G. Griffith, Ph.D.(7)	441,079	—	32,003	473,082
Kenneth E. Schwartz, M.D.(8)	377,297	—	23,476	400,773

(1)	With the exception of Dr. Chow, this column represents the executive’s annual salary as of December 31, 2007, a lump sum payment of 100% of the executive’s target bonus and payment of any accrued but unpaid long-term incentive bonus. With respect to Dr. Chow, this column represents twice her annual salary as of December 31, 2007 and a lump sum payment of 150% of her target bonus.

(2)	This column represents the aggregate intrinsic value of unvested stock options as of December 31, 2007. Aggregate intrinsic value represents only the value for those options in which the exercise price of the option is less than the market value of our stock on December 31, 2007. All of the options had an exercise price above the market value and the intrinsic value is zero.

(3)	With the exception of Dr. Chow, this column represents the cost of the continuation of health care coverage for 12 months from date of termination. With respect to Dr. Chow, this column represents the cost of the continuation of health care coverage for 18 months from date of termination. The amounts were based on COBRA fees at September 1, 2007, as COBRA fees are only set once a year and assumes there will be no increase or decrease of COBRA fees on September 1, 2008.

(4)	Dr. Chow’s 2007 base salary was $350,000 and her target bonus was 40% of base salary. She had no accrued but unpaid long-term incentive bonus as of December 31, 2007.

(5)	Mr. Smith’s 2007 base salary was $334,500 and his target bonus was 40% of base salary. He had $68,238 in accrued but unpaid 2007 long-term incentive bonus of December 31, 2007.

(6)	Mr. Driscoll’s 2007 base salary was $300,000. He did not participate in the 2007 Annual Bonus as agreed. He had no accrued but unpaid long-term incentive bonus as of December 31, 2007.

(7)	Dr. Griffith’s 2007 base salary was $300,000 and his target bonus was 35% of base salary. He had $36,079 in accrued but unpaid 2007 long-term incentive bonus of December 31, 2007.

(8)	Dr. Schwartz’s 2007 base salary was $265,000 and his target bonus was 30% of base salary. He had $32,797 in accrued but unpaid 2007 long-term incentive bonus of December 31, 2007.

DIRECTOR COMPENSATION

Director Compensation

The table below summarizes compensation received by members of the Board of Directors during 2007, other than Dr. Chow and Mr. Smith, who are included in the Summary Compensation Table above:

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)	($)(2)	($)	Earnings	($)	($)

Leslie J. Browne	19,386	—	3,515	—	—	—	22,901
Arthur Gray, Jr.	14,500	—	—	—	—	—	14,500
H.H. Haight	33,718	—	7,016	—	—	—	40,734
Alan Y. Kwan	30,717	—	7,016	—	—	—	37,733
Matthew J. Pfeffer	21,691	—	3,515	—	—	—	25,206

(1)	Dr. Chow and Mr. Smith did not receive any separate compensation for their services as directors.

(2)	Option Awards column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock-based compensation awards granted in 2007 and prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to Note 5 to the Genelabs Technologies, Inc. Financial Statements in the Company’s Form 10-K for the year ended December 31, 2007. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named directors. At December 31, 2007, the aggregate number of stock options outstanding for each director was as follows: Dr. Browne, 20,000; Mr. Gray, 0; Mr. Haight, 41,000 Mr. Kwan, 37,000; and Mr. Pfeffer, 20,000.

As of December 31, 2007, non-employee directors receive an annual cash retainer of $25,000, payable quarterly, in addition to the following retainers for serving on a committee, payable quarterly:

	Chairperson	Non-Chairperson
Committee	Member	Member

Audit Committee	$8,000	$4,000
Compensation Committee	6,000	3,000
Nominating Committee	4,000	2,000

Directors are not paid on a per-meeting basis. All directors also are reimbursed for actual business expenses incurred in attending board and committee meetings. Upon his or her first election to the board, each non-employee director is granted an option to purchase 20,000 shares of Genelabs common stock at an exercise price equal to the fair market value of the common stock on the date of grant that vests over four years, with 25% vesting on the anniversary of the grant date and equal monthly installments thereafter for the next 36 months. At each annual meeting of shareholders beginning after the second anniversary of each director’s election to the board, such non-employee director is granted an additional option to purchase 10,000 shares at an exercise price equal to the fair market value of the common stock on the date of grant that vests over one year in equal quarterly installments. Directors who are also employees are granted options under the 2007 Omnibus Stock Incentive Plan in accordance with Genelabs’ general compensation policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of common stock do our directors, executive officers, and largest shareholders own?

The following table sets forth certain information regarding the ownership of our common stock as of April 18, 2008 by: (a) each director and nominee for director named in “Proposal No. 1 — Election of Directors”; (b) each of the executive officers and individuals named in the Summary Compensation Table; (c) all of our executive officers and directors as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock.

	Number of	Percent of
Name and Address of Beneficial Owner	Shares	Total(1)

Lehman Brothers Holdings Inc.(2)	3,032,952	7.01%
745 Seventh Avenue New York, NY 10019
Arnhold and S. Bleichroeder Advisers, LLP(3)	2,773,520	6.41%
1345 Avenue of the Americas New York, NY 10105
Merlin BioMed Private Equity Advisors, L.L.C.(4)	2,751,244	6.4%
230 Park Avenue, Suite 928 New York, New York 10169
Galleon Management, L.P.(5)	2,230,520	5.16%
590 Madison Avenue, 34th Floor New York, NY 10022
Morgan Stanley(6)	5,645,603	13.1%
FrontPoint Partners 1585 Broadway New York, NY 10036
OrbiMed Advisors LLC(7)	2,717,392	6.28%
OrbiMed Capital LLC Samuel D. Isaly 767 Third Avenue, 30th Floor New York, New York 10017
Irene A. Chow, Ph.D.(8)	249,906	*
James A. D. Smith(9)	191,426	*
Frederick Driscoll(10)	6,890	*
Ronald C. Griffith, Ph.D.(11)	99,740	*
Kenneth E. Schwartz(12)	91692	*
Leslie J. Browne, Ph.D.	—	*
H. H. Haight(13)	90,500	*
Alan Y. Kwan(14)	35,400	*
Matthew J. Pfeffer	—	*
All directors and executive officers as a group (11 persons)(15)	1,027,016	2.37%

*	Represents less than 1%.

(1)	Based on 43,256,000 shares of Genelabs common stock outstanding as of April 18, 2008.

(2)	Based on information furnished in Schedule 13G/A dated December 31, 2007 and filed with the SEC on February 13, 2008, jointly by Lehman Brothers Holdings Inc., Lehman Brothers Inc. and LB I Group Inc., in which Lehman Brothers Holdings Inc. and Lehman Brothers Inc. report beneficial ownership of 3,032,952 shares of common stock, and LB I Group Inc. reports beneficial ownership of 581,395 shares of common stock. According to this Schedule 13G/A, pursuant to the terms of the warrants held by Lehman Brothers, Inc., the number of shares beneficially owned by these reporting persons excludes 391,810 warrants because the terms include a limitation on acquiring shares of common stock if the exercise would result in the holder beneficially owning more than 4.99% of the outstanding common stock. Additionally, according to this Schedule 13G/A and pursuant to the terms of the warrants held by LB I Group, the number of shares beneficially owned by these reporting persons excludes 174,418 warrants because the terms include a limitation on acquiring shares of common stock if the exercise would result in the holder beneficially owning more than 4.99% of the outstanding shares of common stock. According to this Schedule 13G/A LB I Group Inc., which is the actual owner of 581,395 shares of common stock and 174,418 warrants, is a wholly owned subsidiary of Lehman Brothers Inc., which is the actual owner of 2,451,557 shares of common stock and 217,392 warrants, and is a wholly owned subsidiary of Lehman Brothers Holdings Inc.

(3)	Based on information furnished in Schedule 13G/A dated December 31, 2007 and filed with the SEC on February 12, 2008, by Arnhold and S. Bleichroeder Advisers, LLC (“Arnhold”). According to this Schedule 13G/A, Arnhold is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and is deemed to be the beneficial owner of 2,773,520 shares of common stock (which includes warrants to purchase 582,578 shares of common stock) as a result of acting as investment adviser to various of its clients.

(4)	Based on information furnished in Schedule 13G dated February 13, 2007 and filed with the SEC on March 11, 2008, by Merlin BioMed Private Equity Advisors, LLC and Dominique Sémon as the Managing Member.

(5)	Based on information furnished in Schedule 13G/A dated December 31, 2007 and filed with the SEC on February 14, 2008, jointly by Raj Rajaratnam for himself and by Galleon Management, L.P., as the Managing Member of its General Partner, Galleon Management.

(6)	Based on information furnished in Schedule 13G dated October 31, 2007 and filed with the SEC on December 10, 2007, jointly by Morgan Stanley and FrontPoint Partners LLC.

(7)	Based on information furnished in Schedule 13G dated September 26, 2007 and filed with the SEC on October 22, 2007 by OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly, in accordance with Rule 13d-1(b) and Rule 13d-1(k) of the Securities Exchange Act of 1934, as control person of OrbiMed Advisors LLC and OrbiMed Capital LLC. According to this Schedule 13G, OrbiMed Advisors LLC and OrbiMed Capital LLC hold shares and share equivalents issuable from the conversion of warrants on behalf of Caduceus Capital Master Fund Limited (1,035,000 shares and 207,000 Warrants), Caduceus Capital II, L.P. (675,000 shares and 135,000 Warrants), UBS Eucalyptus Fund LLC (625,000 shares and 125,000 Warrants), PW Eucalyptus Fund, Ltd. (82,000 shares and 16,400 Warrants), and Summer Street Life Sciences Hedge Fund Investors LLC (300,392 shares and 60,079 Warrants).

(8)	Represents 22,495 shares of common stock held by Dr. Chow, including 1,777 shares held in a family trust, and 227,411 shares underlying options exercisable within 60 days of April 18, 2008.

(9)	Represents 48,157 shares of common stock held by Mr. Smith and 143,269 shares underlying options exercisable within 60 days of April 18, 2008.

(10)	Represents 6,890 shares of common stock held by Mr. Driscoll and 0 shares underlying options exercisable within 60 days of April 18, 2008.

(11)	Represents 992 shares of common stock held by Dr. Griffith and 98,748 shares underlying options exercisable within 60 days of April 18, 2008.

(12)	Represents 15,560 shares of common stock held by Dr. Schwartz, including 4,494 shares held by his spouse, and 76,132 shares underlying options exercisable within 60 days of April 18, 2008.

(13)	Represents 52,000 shares of common stock held by Mr. Haight and 38,500 shares underlying options exercisable within 60 days of April 18, 2008.

(14)	Represents 900 shares of common stock held by Mr. Kwan and 34,500 shares underlying options exercisable within 60 days of April 18, 2008.

(15)	Represents 214,732 shares of common stock held by all directors and executive officers as a group, including two executive officers not listed above, and 812,284 shares underlying options exercisable within 60 days of April 18, 2008.

COMPENSATION COMMITTEE REPORT1

The following report was submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed the Company’s Compensation Discussion and Analysis and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2008 annual meeting of shareholders, which is incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, each as filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

/s/  MATTHEW J. PFEFFER, Chair

/s/  H.H. HAIGHT

/s/  LESLIE J. BROWNE, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee during fiscal 2007 (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of related party transactions.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS2

The Audit Committee is comprised of three outside directors, all of whom are independent under Rule 4200(a)(14) of the National Association of Securities Dealers’ (“NASD”) listing standards. The Audit Committee is governed by a charter, adopted and approved by the Board of Directors in January 2004 and amended in January 2006, which sets forth the Audit Committee’s duties and responsibilities and reflects SEC regulations and NASD rules. A copy of the Audit Committee’s charter, as amended, is available on our website at www.genelabs.com under the heading “Investor Information/Corporate Governance.”

The Audit Committee oversees Genelabs’ financial reporting process on behalf of the board of directors. Genelabs’ management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The Audit Committee and Genelabs’ independent registered public accounting firm, Ernst & Young LLP, have discussed the overall scope and plans for their audits. The Audit Committee periodically meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Genelabs’ internal controls and the overall quality of Genelabs’ financial reporting.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and with our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit. The Audit

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.
2 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP their independence. The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining the independence of the independent registered public accounting firm.

Based on the Audit Committee’s review of the audited consolidated financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2007 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

AUDIT COMMITTEE

/s/  H.H. HAIGHT, Chair

/s/  ALAN Y. KWAN

/s/  MATTHEW J. PFEFFER

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On an annual basis, each director and executive officer of the Company must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by the Board of Directors in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated. Our directors and executive officers are expected to disclose to the Executive Chairman of the Board, President and Chief Executive Officer or counsel to the Company the material facts of any transaction that could be considered a related party transaction promptly upon gaining knowledge of the transaction.

The Audit Committee, unless otherwise established by the Board of Directors, establishes and implements policies and procedures for the Audit Committee’s or Board of Director’s review and approval or disapproval of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest, including all transactions required to be disclosed by Item 404(a) of Regulation S-K, the Securities and Exchange Commission’s related person transaction disclosure rule. In addition, the Company’s Code of Business Ethics and Conduct contains conflicts of interest and corporate opportunities policies to which all employees must adhere. Beyond this, the Company does not have written policies as to how it will resolve conflicts of interest.

From January 1, 2007 to the present, there have been no transactions in which the amount involved exceeded $120,000 to which Genelabs or any of its subsidiaries was a party and in which any executive officer, director, nominee for director, 5% beneficial owner of common stock or member of the immediate family of any of the foregoing persons had or has a direct or indirect material interest, except the compensation arrangements described above.

Genelabs’ Executive Chairman, Irene A. Chow, Ph.D., was a member of the board of directors of Genovate Biotechnology Co., Ltd., or Genovate, and was its chair until June 2005. Dr. Chow resigned from the Genovate board in January 2007. When she was chair, she received an annual stipend of approximately $90,300 per year from Genovate. In 1995, Genelabs licensed to Genovate, in exchange for an equity position in Genovate, its rights to its prasterone drug candidate, known as Prestaratm, for Australia, New Zealand and the Asian countries (except Japan). The companies have also agreed to share clinical data related to prasterone. From time to time Genelabs has sold its Genovate shares and sold its remaining 8% of the equity in Genovate in January 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and publicly available filings with the SEC during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were timely complied with, except as set forth below:

Under Rule 16a-3(g)(1), every person who at any time during the fiscal year was subject to Section 16 is required to file a Form 4 to report receipt of stock option awards from an issuer, where such award is approved by the Board. A report on Form 4 must be filed before the end of the second business day following the day on which the subject transaction has been executed. On January 29, 2008, Genelabs’ Board approved annual stock option awards to Doctors Chow, Griffith and Schwartz, and to Heather Criss Keller and Roy J. Wu under the 2007 Plan. These individuals did not timely report their respective stock option grants. However, these Section 16(a) reporting delinquencies were corrected on February 13, 2008. On July 27, 2007, Ronald C. Griffith received incentive stock options and a Form 4 was filed on August 1, 2007, one day late. Morgan Stanley became a ten percent (10%) beneficial owner on October 1, 2007 and filed a Form 3 reflecting this event that was not filed until November 7, 2007, and a Form 4 with respect to purchases occurring between October 3, 2007 and October 9, 2007 that was not filed until November 7, 2007.

OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to multiple shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process of “householding” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, 505 Penobscot Drive, Redwood City, California 94063 or by calling Investor Relations at (650) 369-9500.

By Order of the Board of Directors

HEATHER CRISS KELLER
Secretary
April 25, 2008

Exhibit A

Compensation Committee Charter

Genelabs Technologies, Inc.
Compensation Committee Charter
Approved by the Board of Directors
January 23, 2004
Amended as of March 30, 2007 and January 28, 2008

Organization

The Compensation Committee of the Board of Directors of Genelabs Technologies, Inc. (the “Corporation”) shall be comprised of at least two directors as determined from time to time by the Board. Each member shall be qualified to serve pursuant to the requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”) and any additional requirements the board deems appropriate. Members of the Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and such additional requirements that the Board deems appropriate. The Vice President of Human Resources and the Corporation’s Chief Executive Officer and President shall assist the Committee and participate in the Committee’s deliberations at the invitation of the Committee. Other directors, employees of the Corporation and consultants may participate in the Committee’s deliberations at the invitation of the Committee and the Committee may recommend that these individuals make presentations to the full Board from time to time, with the Board’s agreement. For purposes of this Charter, the term “officer” shall have the meaning set forth in Rule 16a-1 of the Exchange Act. This Charter supersedes all previous charters and resolutions of the Board adopted prior to the date of approval of this Charter regarding the matters set forth herein.

Any vacancy on the Committee shall be filled by majority vote of the Board. No member of the Committee shall be removed except by majority vote of the Board.

Statement of Policy

The Committee shall act on behalf of the Board of Directors to oversee the implementation of the Corporation’s general compensation and employee benefit plans and policies in accordance with applicable law and regulation and authority granted by the Board, as adopted by the Board and contained in this Charter, to review and discuss with management the Corporation’s compensation discussion and analysis (“CD&A”) to be included in the Corporation’s annual proxy statement or annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and to prepare a Committee report on executive compensation as required by the SEC. The primary goals of the Corporation’s compensation policy are to attract and retain qualified employees and align their compensation with the Corporation’s business objectives and performance. The Committee shall assist the Board in fulfilling its basic fiduciary duty regarding accountability to the Corporation’s shareholders. It is the responsibility of the Committee to maintain communication with the management of the Corporation and the full Board regarding the general compensation policy of the Corporation and the matters set forth in this Charter.

Meetings and Procedures

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than annually. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Chief Executive Officer may not be present during voting or deliberations related to her or his compensation.

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings, shall make available copies of such minutes to the Board and shall report regularly to the Board on its activities, as appropriate.

Responsibilities

Set forth below are the responsibilities and authority delegated to the Compensation Committee and the responsibilities and authority delegated to the Options Committee by the Board.

Compensation Committee Responsibilities and Authority

1. Review of Goals and Objectives.  The Committee shall review at least annually the goals and objectives of the Corporation’s executive compensation plans and recommend that the Board amend these goals and objectives if the Committee deems it appropriate. In addition, at least annually, the Committee shall review the Corporation’s executive compensation plans in light of the Corporation’s goals and objectives with respect to such plans, and, if the Committee deems it appropriate, shall recommend to the Board the adoption of new, or the amendment of existing, executive compensation plans.

2. Compensation of Chief Executive Officer.  The Committee shall evaluate annually the performance of the chief executive officer in light of the goals and objectives of the Corporation’s executive compensation plans and policies, and, either as the Committee or together with the other independent directors (as directed by the Board), shall determine and recommend to the Board for its approval, the Chief Executive Officer’s compensation level based on this evaluation, including cash (base salary, bonus, other incentives) and non-cash compensation (stock options, restricted stock, participation in plans). To the extent that long-term incentive is a component of the Chief Executive Officer’s compensation, the Committee shall consider all relevant factors in determining the appropriate level of such compensation, including the Corporation’s performance and relative shareholder return, the value of similar awards to Chief Executive Officers of comparable companies, and the awards given to the Corporation’s Chief Executive Officer in past years.

3. Compensation of Officers.  The Committee shall review, in light of the goals and objectives of the Corporation’s compensation plans and policies, and with input from management as appropriate, the performance of the designated officers of the Corporation at least once annually. The Committee shall, either as the Committee or together with the other independent directors (as directed by the Board), determine and recommend to the Board for its approval, compensation for each officer, including cash (base salary, bonus, other incentives) and non-cash compensation (stock options, restricted stock, participation in plans). To the extent that long-term incentive compensation is a component of such officer’s compensation, the Committee shall consider all relevant factors in determining the appropriate level of such compensation, including the Corporation’s performance and relative shareholder return, the value of similar awards to similarly situated officers of comparable companies, and the awards given to the similarly situated officers of the Corporation in past years.

4. Approval of Employment or Severance Arrangements.  The Committee shall also review and recommend to the Board of Directors for its approval, any severance or termination arrangements to be made with any officer of the Corporation and shall review perquisites or other personal benefits to the Corporation’s officers and recommend any changes to the Board. The Committee is authorized to approve the initial compensation terms for officers of the Corporation that are new hires, with input from management as appropriate and with the obligation to inform the Board.

5. Compensation of Non-officer Employees.  The Committee is authorized to set and recommend to the Board of Directors for its approval, budget pools regarding non-officer compensation, including fiscal year base salary increase (merit) budget pools and other bonus or incentive pools, with input from management. The Committee is authorized to approve all stock option grants, restricted stock grants and other similar equity grants, including all terms thereof such as price and vesting schedule, to eligible participants under any of the Corporation’s equity plans who are not executive officers and/or directors. The terms of the equity grants approved by the

Committee shall be in accordance with the requirements of the applicable plan of the Corporation. It is the obligation of the Committee to inform the Board of its decisions hereunder. Except as expressly set forth in this Charter, management shall make all other compensation-related decisions, including bonus grants and salary increases (provided they are within the budget guidelines set by the Committee), regarding non-officer employees of the Corporation and all employees of the Corporation’s subsidiaries, including new hires, with the oversight of the Committee and the Board as required by law and regulation.

6. Board and Committee Fees.  The Committee shall evaluate annually the appropriate level of compensation for Board and Committee service by non-employee members of the Board.

7. Corporate and Individual Performance Objectives.  The Board reviews and approves the individual performance objectives and bonus targets of the Chief Executive Officer with input from management as appropriate. The Chief Executive Officer’s objectives serve as the Corporation’s objectives. The Committee shall review and approve the bonus targets of all other officers of the Corporation based upon the Corporation’s objectives, with input from management.

8. Adoption and Administration of Compensation and Incentive Plans.  The Committee shall review at least annually and recommend to the Board for the Board’s approval the goals and objectives of the Corporation’s general compensation plans including all employee and director incentive plans and programs (including all ERISA plans) of the Corporation regarding cash or stock compensation including stock option plans, employee stock purchase plans, and long term incentive or other bonus plans, and shall review at least annually such plans in light of their goals and objectives and recommend that the Board amend such plans if the Committee deems it appropriate. The Committee shall advise and oversee all other compensation-related plans and programs of the Corporation administered by management, including medical, dental, vision, tuition reimbursement and other such health and welfare programs. The Committee shall review all equity-compensation plans to be submitted for shareholder approval under the Nasdaq listing standards, and review and, in the Committee’s sole discretion, approve all equity-compensation plans that are exempt from such shareholder approval requirement. In addition, the Committee shall perform such duties and responsibilities as may be assigned to the Board or the Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plan.

9. Perquisites and Other Personal Benefits.  To review perquisites or other personal benefits to the Corporation’s executive officers and directors and recommend any changes to the Board.

10. CD&A.  To review and discuss with management the Corporation’s CD&A, and based on that review and discussion, to recommend to the Board that the CD&A be included in the Corporation’s annual proxy statement or annual report on Form 10-K.

11. Compensation Committee Report.  To produce a Committee report on executive compensation as required by the SEC to be included in the Corporation’s annual proxy statement or annual report on Form 10-K filed with the SEC and any other reports on executive compensation as may be required under applicable securities laws and regulations, as well as those of applicable securities exchanges.

12. Review of Processes and Procedures.  To review the description of the Committee’s processes and procedures for the consideration and determination of executive and director compensation to be included in the Corporation’s annual proxy statement or annual report on Form 10-K.

13. Evaluation of the Charter.  On an annual basis, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate.

14. Other Functions.   To perform such duties and responsibilities as may be assigned to the Committee under the terms of any executive compensation plan or assigned to the Board under the terms of any such plan and delegated to the Committee by the Board and to perform such other specific functions as the Board may from time to time direct.

Role of Executive Officers

Executive officers may make, and the Committee may consider, recommendations to the Committee regarding the Corporation’s compensation and employee benefit plans and practice, including its executive compensation plans, its incentive-compensation and equity-based plans with respect to executive officers and the Corporation’s director compensation arrangements.

Investigations and Studies; Outside Advisers

The Committee may conduct or authorize investigations into, or studies of matters within, the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other consultants or advisers as it deems necessary or appropriate, including compensation consultants to advise the Committee with respect to amounts or forms of executive and director compensation. The Committee, or the Board as a whole, shall have the sole authority to approve the retention or termination of any compensation consultant to assist the Committee in carrying out its responsibilities, including approval of the consultant’s fees and other retention terms, such fees to be borne by the Corporation.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GENELABS TECHNOLOGIES, INC.
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
JUNE 13, 2008
     The undersigned shareholder of GENELABS TECHNOLOGIES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 25, 2008, and the 2007 Annual Report to Shareholders and hereby appoints Irene A. Chow and Frederick W. Driscoll, and each of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Shareholders of GENELABS TECHNOLOGIES, INC. to be held on June 13, 2008 at 10:00 a.m., Pacific Daylight Time, at GENELABS TECHNOLOGIES, INC.’s principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063, and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.
(Continued and to be marked, dated and signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

WITHHELD
	FOR	FROM ALL
	ALL NOMINEES	NOMINEES
1. ELECTION OF DIRECTORS:	☐	☐

NOMINEES:
1. Leslie J. Browne	4. Alan Y. Kwan
2. Irene A. Chow	5. Matthew J. Pfeffer
3. H. H. Haight

(INSTRUCTIONS): TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

WILL ATTEND
		MARK HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature(s) x	Dated:	, 2008

This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

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